Exhibit 10.19

Consulting Agreement

Between Country Coach, Inc. (CCI) and Robert B. Lee (Bob)

Effective dates of this agreement: January 1 through December 31, 2005. (See early termination provision below)

SCOPE:

1.               Bob will provide management/product consulting services to the President of Country Coach as requested.

2.               Bob will be provided working space at CCI as well as a portion of shared secretarial services.

3.               Medical Insurance coverage for Bob and his wife Terry Lee will be extended during the term of this agreement.

4.               Reasonable business expenses incurred by Bob during the term of this agreement, as approved by the President of CCI, will be reimbursed to Bob upon submission of supporting documentation.

5.               Bob will be provided with a “test coach” periodically to use and evaluate. Bob agrees to report his findings to the President of CCI.

FEES:

A                        consulting fee of $5,000 per month will be paid to Bob on the last business day of the month following his consulting services.

Early termination:

This contract can be terminated at any time by either party following written notification.

/s/ Robert B. Lee	/s/ Jay L. Howard
Dated: January 18, 2004	Dated: January 18, 2004